Exhibit 10.38
PERFORMANCE SHARE AGREEMENT
     Total System Services, Inc. (“Company”) confirms that, effective [                    ], you, [                    ], were awarded the opportunity to receive Performance Shares with an initial economic value of one-half of [XXX%] of your base salary on [December 31, 20XX], subject to adjustment based on specified performance measures for the period [20XX-20XX (the “20XX – 20XX Performance Opportunity”)]. The [20XX-20XX Performance Opportunity] will be converted into Performance Shares pursuant to the provisions of Section 1 below. The Performance Shares that you receive in connection with this [20XX – 20XX Performance Opportunity], if any, are subject to the terms and conditions of this Performance Share Agreement (this “Agreement”) and the Company’s [2008] [2007] Omnibus Plan (the “Plan”). Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan.
     1. Standard Performance Terms.
          (a) The terms of this Section 1 shall be referred to as the “Standard Performance Terms” and will apply to your Performance Shares except in so far as Sections 2 (Change of Employment Status) or 3 (Change of Control) apply.
          (b) Two Performance Periods. The number of Performance Shares you receive in connection with this [20XX-20XX Performance Opportunity] will be determined on the basis of the Company’s performance during two periods. The initial performance period for your Performance Shares (the “Initial Performance Period”) will begin on [January 1, 20XX and end on December 31, 20XX]. The secondary performance period for your Performance Shares (the “Secondary Performance Period”) will begin on [January 1, 20XX and end on December 31, 20XX].
          (c) EPS Performance Measure for Initial Performance Period. The [20XX-20XX Performance Opportunity] shall be adjusted after the end of the Initial Performance Period based on the Company’s earnings per share growth during the Initial Performance Period. Within 90 days after the beginning of the Initial Performance Period, the Committee will establish a schedule of multipliers ranging from zero to 200% of the [20XX – 20XX Performance Opportunity] based upon the Company’s earnings per share goals for [20XX]. After the end of the Initial Performance Period, the Committee will certify a multiplier (the “Multiplier”) based on the actual change in earnings per share and the schedule established by the Committee; provided, however, that the Committee has the right to exercise downward discretion and reduce the Multiplier below the percentage established in the schedule. You will receive an initial number of Performance Shares (your “Initial Performance Shares”) determined as follows: (1) the product of the [20XX-20XX Performance Opportunity] and the Multiplier, divided by (2) the closing price of the Company’s Shares on the New York Stock Exchange on the date the Committee certifies the Multiplier.

          (d) TSR Performance Measure for Secondary Performance Period. Your Initial Performance Shares will be adjusted after the end of the Secondary Performance Period based on the Company’s Total Shareholder Return (“TSR”) relative to other companies in the Standard and Poor’s Technology Index determined in accordance with the table below. For this purpose, TSR shall equal: (a) the change in Company’s stock price during the Secondary Performance Period plus dividends paid to the Company’s shareholders during the Secondary Performance Period; divided by (b) the Company’s Share price at the beginning of the Secondary Performance Period.

Company Rank in
3-Year TSR versus Peers	Percentile*	TSR Multiplier

Top 20%	81st to 100th	120%
Next 20%	61st to 80th	110%
Middle 20%	41st to 60th	100%
Next 20%	21st to 40th	90%
Bottom 20%	0th to 20th	80%

*	There is no interpolation between percentiles.
After the end of the Secondary Performance Period, the Committee will certify a percentage adjustment (the “TSR Multiplier”) in accordance with the table, and you will receive a final number of Performance Shares (your “Final Performance Shares”) determined as follows: the product of (1) the Initial Performance Shares, and (2) the TSR Multiplier.
     Your Final Performance Shares will be due and payable in Shares as soon as administratively practical following the date the Committee certifies the TSR Multiplier.
     2. Change of Employment Status. Except as otherwise provided in this Section 2 or Section 3, you must remain employed with the Company or an Affiliate through the Secondary Performance Period in order to be fully vested in your Final Performance Shares. For purposes of this Section 2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment. In the event of a Change of Control, any applicable terms of Section 3 (Change of Control) will supersede the terms of this Section 2.
          (a) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its employees, the Standard Performance Terms will continue to apply to your Performance Shares. The amount paid to you at the end of the Secondary Performance Period will be prorated based on the ratio of number of months you were employed during the Secondary Performance Period to the total number of months in the Secondary Performance Period. Partial months of employment will be counted as full months for purposes of this calculation.

          (b) Death. In the event that your employment with the Company or an Affiliate terminates due to your death during the Initial Performance Period, then your beneficiary shall receive a cash payment determined in accordance with Section 3(a) below. In the event that your employment with the Company or an Affiliate terminates due to your death during the Secondary Performance Period, then your beneficiary will receive Shares calculated in accordance with Section 3(b) below.
          (c) Retirement. If your employment with the Company or an Affiliate terminates on or after your early retirement date, which is defined as attainment of age 62 with 15 or more years of service, or your normal retirement date, which is defined as attainment of age 65, the Standard Performance Terms will continue to apply to your Performance Shares. The amount paid to you at the end of the Secondary Performance Period will be prorated based on the ratio of number of months you were employed during the Secondary Performance Period to the total number of months in the Secondary Performance Period. Partial months of employment will be counted as full months for purposes of this calculation.
          (d) Other Termination of Employment. Unless the Committee determines otherwise, if you voluntarily terminate employment, or if you are involuntarily terminated by the Company or an Affiliate, before the end of the Second Performance Period, your [20XX – 20XX Performance Opportunity] and any Initial Performance Shares received in connection therewith will be forfeited immediately.
     3. Change of Control. In the event of a Change of Control and your subsequent termination of employment within two years following the date of such Change of Control (and before the end of the Secondary Performance Period) either (i) by the Company for any reason other than Cause or (ii) by you for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company’s Change of Control Plan Document, the provisions of which are incorporated herein by reference), you will receive benefits calculated as follows:
          (a) if the termination of employment occurs during the Initial Performance Period, you will receive a cash payment equal to the product of (1) your [20XX-20XX Performance Opportunity] and (2) the Multiplier that corresponds to the attainment of the target performance level for the Initial Performance Period; or
          (b) if the termination of employment occurs during the Secondary Performance Period you will receive Shares equal to your Initial Performance Shares (i.e., your Initial Performance Shares will not be adjusted by the TSR Multiplier).
     4. Nontransferability of Awards. Except as provided in Section 5 or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Performance Shares, and all rights with respect to your Performance Shares are exercisable during your lifetime only by you.

     5. Beneficiary Designation. You may name any beneficiary or beneficiaries (who may be named contingently or successively) who may then exercise any right under this Agreement in the event of your death. Each beneficiary designation for such purpose will revoke all such prior designations. Beneficiary designations must be properly completed on a form prescribed by the Committee and must be filed with the Company during your lifetime. If you have not designated a beneficiary, your rights under this Agreement will pass to and may be exercised by your estate.
     6. Tax Withholding. The Company will withhold from payment made under this Agreement an amount sufficient to satisfy the minimum statutory Federal, state, and local tax withholding requirements relating to payment on account of your Performance Shares.
     7. Adjustments. In accordance with Section 4.4 of the Plan, the Committee will make appropriate adjustments in the terms and conditions of your Performance Shares in recognition of a corporate event or transaction affecting the Company (such as a common stock dividend, common stock split, recapitalization, payment of an extraordinary dividend, merger, consolidation, combination, spin-off, distribution of assets to stockholders other than ordinary cash dividends, exchange of shares, or other similar corporate change), to prevent unintended dilution or enlargement of the potential benefits of your Performance Shares. The Committee’s determinations in this regard will be conclusive.
     8. Timing of Payment.
          (a) This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly. If Shares are to be paid to you, you will receive evidence of ownership of those Shares.
          (b) If payment is due and payable under Section 2(b), it will be made as soon as administratively practicable following your death.
          (c) If payment is due and payable under Section 2(d), it will be made six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date).
          (d) If payment is due and payable under Section 3, and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days of your separation of employment. If payment is due and payable under Section 3, and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under code Section 409A, such sum shall be paid to you six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date).

          (e) If payment is due and payable under the Standard Performance Terms, payment will be made as soon as administratively practicable following the date the Committee certifies the TSR Multiplier.
     9. Dividend Equivalents. After the Initial Performance Period, the Initial Performance Shares will be credited with dividend equivalents equal to the amount of cash dividend payments that would have otherwise been paid if the shares of the Company’s common stock represented by the Initial Performance Shares (including deemed reinvested additional shares attributable to the Initial Performance Shares pursuant to this paragraph) were actually outstanding multiplied by 80% (the “Dividend Equivalents”). These Dividend Equivalents will be deemed to be reinvested in additional shares of the Company’s common stock determined by dividing the deemed cash dividend amount by the Fair Market Value of a share of the Company’s common stock on the applicable dividend payment date. Such credited amounts will be added to the Initial Performance Shares and will vest or be forfeited in accordance with Section 2 based on the vesting or forfeiture of the initial Performance Shares to which they are attributable. In addition, the Initial Performance Shares will be credited with any dividends or distributions that are paid in shares of the Company’s common stock represented by the Initial Performance Shares and will otherwise be adjusted by the Committee for other capital or corporate events as provided for in the Plan.
     10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.
     11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Georgia, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any action otherwise regarding this Agreement must be brought in a court in the State of Georgia, to which jurisdiction the Company and you consent.
     12. Miscellaneous. For purposes of this Agreement, “Committee” includes any direct or indirect delegate of the Committee, and the word “Section” refers to a Section in this Agreement. Any determination or interpretation by the Committee pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and the Company, and you and all Affiliates, regarding your Performance Shares. No promises, terms, or agreements of any kind regarding your Performance Shares that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable. If you are an Employee of an Affiliate, your Performance Shares are being provided to you by the Company on behalf of that Affiliate, and the value of your Performance Shares will be considered a compensation obligation of that Affiliate. Your Performance Shares are not Shares and do not give you the rights of a holder of Shares. The issuance of Shares pursuant to your Performance Shares is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. No Shares will be issued if that issuance would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.
     13. Clawback Policy. The Committee may (in its sole discretion) direct that the Company recover all or a portion of the Performance Shares or Shares you receive pursuant to this Agreement if such Performance Shares or Shares are determined using materially misstated financial information or other performance metric criteria. The amount to be recovered shall be equal to the excess of the Performance Shares or Shares you receive over the Performance Shares or shares that you would have received had such financial information or performance metric been fairly stated, or any greater or lesser amount (up to all of the Performance Shares or Shares) that the Committee shall determine. The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement ) the amount that would otherwise be payable under any compensatory plan, program, or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.
     14. Amendments. The Committee has the exclusive right to amend this Agreement as long as the amendment does not adversely affect your [20XX-20XX Performance Opportunity] in any material way (without your written consent) and is otherwise consistent with the Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and you have executed this Agreement as set forth below.

TOTAL SYSTEM SERVICES, INC.	EXECUTIVE

[name]

By:

Signature
Title:

Date:	Date: